Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Freshpet, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-200936) on Form S-8 and registration statement (No. 333-227213) on Form S-3ASR of Freshpet, Inc. of our report dated February 28, 2019, with respect to the consolidated balance sheets of Freshpet Inc. and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2018, which report appears in the December 31, 2018 annual report on Form 10-K of Freshpet, Inc.

Our report on the consolidated financial statements refers to a change in the method of accounting for revenue recognition in 2018 due to the adoption of Accounting Standard Update (ASU) 2014 09 and all related amendments, which established Accounting Standard Codification (ASC) Topic 606, Revenue—Revenue from Contracts with Customers.

/s/ KPMG LLP

Short Hills, New Jersey
February 28, 2019